CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 29, 2002, accompanying the consolidated financial statements and schedules included in the Annual Report of Hurry, Inc. and Subsidiaries on Form 10-K for the year ended January 30, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Hurry, Inc. and Subsidiaries on Forms S-8 (File No. 33-74348, effective January 21, 1994, File No. 33-81118, effective July 1, 1994, File No. 33-81120, effective July 1, 1994, File No. 33-91924, effective May 4, 1995, File No. 333-10403, effective August 19, 1996, File No. 333-56025 effective June 4, 1998, File No. 333-36292, effective May 4, 2000, File No. 333-53676, effective January 12, 2001 and File No. 333-67722, effective August 16, 2001).

/s/    GRANT THORNTON LLP

Atlanta, Georgia
August 26, 2002